EXHIBIT (a)(5)(lix)

EXHIBIT (a)(5)(lix)

[LETTERHEAD OF ORACLE]

Date

[Mr./Ms] full name

company

street address

city, state zip

Dear [Mr./Ms.} lastname:

Over the last several months, we have spoken with a majority of PeopleSoft customers in order to more fully explain Oracle’s commitment to customers. This included the first in our series of Town Hall meetings, at which customers submit questions that are answered by the executive team at Oracle. In all these communications, we reaffirmed that one of our primary objectives will be to support, maintain and further enhance the PeopleSoft product line for at least the next ten years.

In the interest of continuing our dialog, I invite you to our second Town Hall meeting to be held on Wednesday, September 3rd at 2:00 p.m. PDT. Oracle Executive Vice President Michael Rocha, who is responsible for Oracle’s global support services and platform technologies, will join me to answer your questions. Mr. Rocha will elaborate on the planned enhancements to PeopleSoft customer support and discuss the mechanics of a smooth support transition.

I hope you can join us on September 3rd.

Sincerely,

/s/    Charles Phillips